Exhibit 99.1

For Immediate Release

Contacts:

Brad Holmes, Investor Relations (713) 654-4009; or Andrew Clifford, President (713) 458-1560; or Michael Aldridge, CFO (713) 458-1560

Website:

www•saratogaresources•com

Saratoga Resources, Inc. Announces Test Results on Zeke Development Well

in Breton Sound 32 Field

Houston, TX – September 11, 2013 – Saratoga Resources, Inc. (NYSE MKT: SARA; the “Company” or “Saratoga”) today provided an update on its recent Zeke development well in Breton Sound Block 32 field.

The SL 1227-26 “Zeke” well was spud on August 5, 2013 and drilled as a directional hole to a total depth of 6,430’ measured depth/5836.7’ true vertical depth. The well is a high angle directional well in the 5800’ sand in the south-eastern portion of the Breton Sound 32 field. There is also an up-hole 5,750’ sand recompletion opportunity in the Zeke well, which can be accessed in the future. The Zeke well was completed on September 3, 2013 and has been tied back to Saratoga’s Breton Sound 32 platform.

The Zeke well tested on September 10, 2013 at a gross rate of approximately 312 barrels of oil per day and 89 thousand cubic feet of gas per day on a 38/64” choke with flowing tubing pressure of 480 psi, or net 268 barrels of oil equivalent per day.

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana.  Principal holdings cover 52,033 gross/net acres, mostly held by production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana and in the shallow Gulf of Mexico Shelf. Most of the company's large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths ranging from less than 10 feet to a maximum of approximately 80 feet. For more information, go to Saratoga's website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

Forward-Looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding future production rates and drilling results, ultimate recoveries from wells, ability to fund drilling operations, and the ultimate outcome of such efforts. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should",  and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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